Exhibit 1.1

Company no. 2109528

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

Incorporated on the 14th day of October 2022
Amended and Restated on the 23rd day of February 2024
Amended and Restated on the 27th day of February 2024

Maples Corporate Services (BVI) Limited

Kingston Chambers

PO Box 173

Road Town, Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Critical Metals Corp.

1	Name

The name of the Company is Critical Metals Corp..

2	Status

The Company is a company limited by shares.

3	Registered Office, Registered Agent

3.1	The first Registered Office of the Company shall be at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Office of the Company by Resolution of Directors or Resolution of Members.

3.2	The first Registered Agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. The Directors or Members may from time to time change the Registered Agent of the Company by Resolution of Directors or Resolution of Members.

4	Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the British Virgin Islands.

5	Limited Liability of Members

The liability of each Member is limited to the amount unpaid on such Member’s shares.

6	Authorised Shares

The Company is authorised to issue a maximum of 500,000,000 shares (the “Shares”) with a par value of US$0.001 each divided into two classes as follows:

(a)	450,000,000 ordinary shares (the “Ordinary Shares”); and

(b)	50,000,000 preferred shares (the “Preference Shares”).

7	Rights, Privileges, Restrictions and Conditions Attaching to Shares

7.1	Each Ordinary Share confers on the holder:

(a)	the right to one vote on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the BVI Business Companies Act (As Revised) of the British Virgin Islands (the “Statute”); and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.

7.2	The Preference Shares may be issued from time to time in one or more series and shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as specified by the board of Directors pursuant to the Resolution of Directors approving the issue of such Preference Share(s), and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to fully set out such rights and instruct the registered agent of the Company to file the amended Memorandum and Articles with the Registrar. Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the board of Directors at any time thereafter may authorise the issuance of additional Preference Shares of the same series and in any such Resolution of Directors the board of Directors shall agree to amend and restate the Memorandum and Articles to reflect an increased number as the fixed number of Preference Shares constituting a particular series. For the avoidance of doubt, the Directors shall not require any approval of the Members in respect of the issuance of Preference Shares, any amendments to the terms of Preference Shares and the related amendments to the Memorandum and Articles.

7.3	For the purposes of section 9 of the Statute, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Memorandum and Articles are deemed to be set out and stated in full in this Memorandum.

8	Registered Shares

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	Interpretation

Capitalised terms that are not defined in this Memorandum bear the respective meanings given to them in the Articles of Association of the Company.

10	Amendment

10.1	Subject to Clause 10.2:

(a)	at any time when European Lithium Limited, an Australian public company limited by shares (“EUR”):

(i)	does not beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by a supermajority (as such term is defined in Regulation 1.2(r) of the Articles of Association); or

(ii)	does beneficially own (as such term is defined in Regulation 1.2(o) of the Articles of Association) more than 50% of the total voting power of the issued Shares, the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Members passed by an absolute majority (as such term is defined in Regulation 1.2(r) of the Articles of Association); and

(b)	the Company may from time to time amend this Memorandum or the Articles of Association by a Resolution of Directors provided always that the Directors shall not have the power to amend the Memorandum or the Articles of Association:

(i)	to restrict the rights or powers of the Members to amend the Memorandum or the Articles of Association;

(ii)	to change the percentage of Members required to pass a resolution to amend the Memorandum or the Articles of Association;

(iii)	in circumstances where this Memorandum or the Articles of Association cannot be amended by the Members; or

(iv)	in circumstances where the Statute may from time to time provide that the Directors shall not have the power to amend the Memorandum or the Articles of Association.

10.2	Any amendment to Regulation 27 (Appointment and Removal of Directors by EUR) of the Articles of Association shall require the prior written consent of EUR.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of October 2022.

Incorporator

Sgd. Conitta Francis

Conitta Francis

Authorised Signatory

Maples Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS REVISED)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Critical Metals Corp.

1	Interpretation

1.1	In the Articles, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Business Combination Closing”	means the closing of the business combination contemplated by that certain Agreement and Plan of Merger dated as of 24 October 2022, by and between EUR, European Lithium AT (Investments) Limited, the Company, Project Wolf Merger Sub Inc. and Sizzle Acquisition Corp.

“Cause”	has the meaning given to that term in Regulation 26.3.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a Recognised Exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Director Nominations”	has the meaning given to that term in Regulation 17.11.

“Distribution”	means any distribution (including an interim or final dividend).

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“EUR”	has the meaning given to such term in Clause 10.1 of the Memorandum.

“EUR Director”	means a Director appointed by EUR pursuant to Regulation 27.

“EUR Director Change Notice”	has the meaning given to that term in Regulation 27.5.

“EUR Top Ownership Threshold”	means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifty percent (50%) of the total voting power of the issued Shares.

“EUR Middle Ownership Threshold”	means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least twenty-five percent (25%) but less than fifty percent (50%) of the total voting power of the issued Shares.

“EUR Low Ownership Threshold”	means the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by EUR of Shares that confer on their holder at least fifteen percent (15%) but less than twenty-five percent (25%) of the total voting power of the issued Shares.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the British Virgin Islands.

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Insolvency Act”	means the Insolvency Act (As Revised) of the British Virgin Islands.

“Investors Agreement”	means the investors agreement by and between EUR and the Company dated on or around the Business Combination Closing.

“Material Ownership Interests”	has the meaning given to that term in Regulation 17.13(E).

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Share”	has the meaning given to such term in Clause 6 of the Memorandum.

“Other Investments”	has the meaning given to that term in Regulation 45.

“Preference Share”	has the meaning given to such term in Clause 6 of the Memorandum.

“Proposing Person”	means the following persons:

(a) the Member or Requisitioning Members of record providing the notice of Director Nomination(s) or other business proposed to be brought before a general meeting; and

(b) the beneficial owner(s), if different, on whose behalf the Director Nomination(s) or other business proposed to be brought before a general meeting is made.

“Recognised Exchange”	has the same meaning as in the Statute.

“Register of Members”	means the register of Members maintained in accordance with the Statute.

“Registered Agent”	means the registered agent for the time being of the Company.

“Registered Office”	means the registered office for the time being of the Company.

“Requisite Percent”	has the meaning given to that term in Regulation 17.4.

“Requisitioning Member”	has the meaning given to that term in Regulation 17.5.

“Resolution of Directors”	means:

(a) a resolution passed by a majority of votes of the Directors or a majority of votes of the members of a committee of the Directors as, being entitled to do so, vote at a meeting of the Directors or a meeting of a committee of the Directors, unless a higher threshold is required pursuant to the Memorandum or the Articles; or

(b) a resolution in writing signed by all of the Directors or all of the members of a committee of the Directors, provided that, in each case, in respect of a resolution relating to the removal of any Director or the vacation of office of any Director, all of the Directors other than the Director who is the subject of such resolution must approve either by voting in favour of, or signing, such Resolution of Directors.

“Resolution of Members”	means:

(c) a resolution passed by a simple majority (as such term is defined in Regulation 1.2(p) of these Articles) of the Members as being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; or

(d) where a written resolution of the Members is permitted under Regulation 19.3, a written resolution signed by or on behalf of an absolute majority (as such term is defined in Regulation 1.2(q) of these Articles) of the Members.

In computing the majority on a poll and in the case of a written resolution, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	has the meaning given to that term in Regulation 3.1.

“Share”	has the meaning given to such term in Clause 6 of the Memorandum.

“Solicitation Statement”	has the meaning given to that term in Regulation 17.13.

“Special Meeting Request”	has the meaning given to that term in Regulation 17.3.

“Specified Party”	has the meaning given to that term in Regulation 45.

“Statute”	has the meaning given to such term in the Memorandum.

“Synthetic Equity Interest”	means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly:

(a) give a person or entity economic benefit and/or risk similar to ownership of Shares of any class or series of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any Shares of any class or series of the Company;

(b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any Shares of any class or series of the Company;

	(c)	otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of the Company; or

	(d)	increase or decrease the voting power of any person or entity with respect to any Shares of any class or series of the Company.

“Timely Notice”	has the meaning given to that term in Regulation 17.12.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender and words importing the feminine gender include the masculine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	references to provisions of any law shall be construed to include any rules and regulations promulgated thereunder;

(h)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)	the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)	headings are inserted for reference only and shall be ignored in construing the Articles;

(k)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)	any requirements as to execution or signature under the Articles including the execution of the Memorandum and Articles themselves can be satisfied in the form of an electronic signature as provided for in the Electronic Transactions Act;

(m)	the Electronic Transactions Act shall be varied pursuant to section 5(1)(b)(i) of the Electronic Transactions Act to the extent provided for in the Articles;

(n)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(o)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share, and the term “beneficially owns” has the meaning of such term as defined in Rule 13d-3 promulgated under the Exchange Act;

(p)	the term “simple majority” in relation to a Resolution of Members passed or proposed to be passed at a general meeting means a majority of the votes of those Members entitled to vote on the resolution and actually voting on the resolution (and absent Members, Members who are present but do not vote, blanks and abstentions are not counted);

(q)	the term “absolute majority” in relation to a Resolution of Members:

(i)	to be passed or proposed to be passed at a general meeting of the Members means a majority of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a majority has been obtained; and

(ii)	to be passed or proposed to be passed by way of a written resolution of the Members where this is permitted under Regulation 19.3, means signed by or on behalf of a Member or Members holding a majority of the votes of all those entitled to vote on the resolution;

(r)	the term “supermajority” in relation to a Resolution of Members means, notwithstanding anything to the contrary in the definition of “Resolution of Members”, a majority of not less than two-thirds (66 2/3%) of the votes of all those entitled to vote on the resolution regardless of how many actually vote or abstain, meaning that absent Members, Members who are present but do not vote, blanks and abstentions shall be counted for the purpose of determining if a supermajority has been obtained;

(s)	where a meeting of (a) Members; (b) a class of Members; (c) the board of Directors; or (d) any committee of the Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chair of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;

(t)	the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and

(u)	the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or electronic communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of any monies of the Company, all expenses incurred or sustained in the formation and establishment of the Company, including the expenses of incorporation.

3	Issue of Shares

3.1	Subject to the Statute and the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of any applicable Recognised Exchange, the United States Securities and Exchange Commission (the “SEC”) and/or any other competent regulatory authority and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Distribution, voting, return of investment or otherwise and to such persons, at such times, for such consideration, and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. A bonus share issued by the Company shall be deemed to have been fully paid for on issue.

3.2	The Company may issue rights, options, warrants or convertible securities or instruments of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	Section 46 of the Statute does not apply to the Company.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	Where Shares are listed on a Recognised Exchange, the Directors may determine that the Company shall maintain or cause to be maintained its Register of Members in such manner and form as is customary for such Recognised Exchange.

5	Fixing Record Date

5.1	For the purpose of determining the Members entitled to notice of or to vote at any general meeting of Members, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other Distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the board of Directors may fix a date as the record date for any such determination of Members. Where in respect of any general meeting of Members the Directors so fix a record date, such record date shall be specified in the notice of the general meeting of Members.

5.2	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Distribution, the date on which notice of the meeting is sent or the date on which the Resolution of Directors resolving to pay such Distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any general meeting of Members has been made as provided for in this Regulation, such determination shall apply to any adjournment thereof (unless otherwise provided by a Resolution of Directors). If corporate action without a general meeting of Members is to be taken and no record date is fixed for such action, the record date for determining the Members entitled to express consent to such corporate action in writing shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve by Resolution of Directors that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other persons authorised by the Directors or shall be given under Seal. The Directors may authorise certificates to be issued with the authorised signature(s) or Seal affixed by mechanical process or in accordance with the Electronic Transactions Act. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred or sustained by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the applicable Recognised Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of rights, options or warrants.

7.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if registration as a holder of the Shares imposes a liability to the Company on the transferee, signed by or on behalf of the transferee) and contain the name and address of the transferee. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3	Where Shares are listed on a Recognised Exchange, in accordance with section 54A of the Statute, the Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange and Regulations 7.1 and 7.2 shall be interpreted accordingly.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the terms attached to Shares, as specified in the Memorandum and the Articles, may provide for such Shares to be redeemed or to be liable to be redeemed at the option of the Member or the Company on such terms as so specified.

8.2	Subject to the provisions of the Statute (save that sections 60, 61 and 62 of the Statute shall not apply to the Company), the Company may purchase or otherwise acquire its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption, purchase or other acquisition of its own Shares in any manner permitted by the Statute.

8.4	The Company may accept the surrender for no consideration of any fully paid Share including, for the avoidance of doubt, a Treasury Share. Any such surrender shall be in writing and signed by the Member holding the Share or Shares.

9	Treasury Shares

Subject to the Statute, the Directors may, prior to the purchase, redemption or surrender of any Share, resolve by Resolution of Directors that such Share shall be held as a Treasury Share.

10	Commission on Sale of Shares

The Company may pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, subject to the Statute, the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

12	Lien on Shares

12.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Regulation. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

12.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently due and payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

12.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

12.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

13	Call on Shares

13.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares, and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

13.2	A call shall be deemed to have been made at the time when the Resolution of Directors authorising such call was passed.

13.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

13.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred or sustained by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

13.5	An amount payable in respect of a Share on issue or allotment or at any fixed date shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

13.6	The Company may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

13.7	The Company may, by Resolution of Directors, if the Directors think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

13.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a dividend or other Distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

14	Forfeiture of Shares

14.1	If a call or instalment of a call remains unpaid after it has become due and payable the Company may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

14.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a Resolution of Directors. Such forfeiture shall include all Distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

14.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

14.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited.

14.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

14.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time as if it had been payable by virtue of a call duly made and notified.

15	Transmission of Shares

15.1	If a Member dies the survivor or survivors (where the Member was a joint holder) or the Member’s legal personal representatives (where the Member was a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

15.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

15.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Distributions and other advantages to which that person would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered as the holder of the Share or to have some person nominated by the person entitled to the Share be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Distributions or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by Resolution of Directors change the location of its Registered Office and its Registered Agent, provided that the Company’s Registered Office shall at all times be the office of the Registered Agent. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

17	General Meetings

17.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

17.2	The Company may, but shall not be obliged to (unless required by any applicable law, rule or regulation), in each year hold a general meeting as its annual general meeting, and, where called, shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint.

17.3	The Directors, by Resolution of Directors, or the chairperson, if any, of the board of Directors, acting alone, may, and the Directors shall upon receipt of a valid Members’ requisition (a “Special Meeting Request”), call general meetings. Only those matters set forth in the notice of the general meeting or properly the subject of a Special Meeting Request may be considered or acted upon at a general meeting.

17.4	A Special Meeting Request is a requisition of Members holding at the date of deposit of the requisition not less than thirty (30) per cent. of the voting power of the issued Shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested (the “Requisite Percent”).

17.5	The Special Meeting Request may consist of several documents in like form each signed by one or more requisitionists (each such requisitionist, a “Requisitioning Member”) and must:

(a)	be deposited at the Registered Office within sixty (60) days of the earliest such documents being deposited at the Registered Office;

(b)	state the business (including the identity of nominees for election as a Director, if any) proposed to be acted on at the meeting of Members, which shall be limited to the business set forth in the Special Meeting Request received by the Company;

(c)	bear the date of signature of each Member (or duly authorized agent) who is a requisitionist submitting the Special Meeting Request;

(d)	set forth the name and address of each Member submitting the Special Meeting Request, as they appear on the Register of Members;

(e)	contain the information required by Regulation 17.13 with respect to any Director Nomination(s) or with respect to any other business proposed to be presented at the extraordinary general meeting, and as to each Member requesting the meeting and each other person (including any beneficial owner) on whose behalf the Member is acting;

(f)	include documentary evidence that the requisitionists own the Requisite Percent, as of the date, in the case of each Member requisitioning the extraordinary general meeting, that such shareholder’s requisition was signed; provided, however, that if the requisitioning Members are not the beneficial owners of the Shares representing the Requisite Percent, then to be valid, the Special Meeting Request must also include documentary evidence of the number of Shares owned by the beneficial owners on whose behalf the Special Meeting Request is made, as of the date, in the case of each Member requesting the extraordinary general meeting, that such Member’s requisition was signed; and

(g)	otherwise meet the requirements of these Articles including, as applicable, Regulation 17.11.

17.6	A Special Meeting Request shall not be valid, and the Company shall not call an extraordinary general meeting if:

(a)	the Special Meeting Request relates to a subject that is not a proper subject for action by Members of the Company under the Statute or otherwise involves a violation of any applicable law;

(b)	an item of business that is the same or substantially similar (as determined in good faith by the board of Directors) as was presented at a meeting of Members occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Request, provided that matters relating to the election or removal of Directors shall not be considered the same or substantially similar to the election of Directors at the immediately preceding annual general meeting of Members;

(c)	the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of Members and ending on the date of the next annual general meeting of Members; or

(d)	the Special Meeting Request does not comply with the requirements of this Regulation 17.6 (and Regulation 17.13, as applicable).

17.7	In addition to the requirements stipulated in Regulation 17.6, the Requisitioning Member(s) and each other person (including any beneficial owner) on whose behalf the Requisitioning Member(s) is acting, shall provide such other information as the Company may reasonably request within ten (10) business days of the Company’s request or such other date as may be set by the Company.

17.8	If the requirements stipulated in Regulation 17.6 are met, the Directors shall (or if there are no Directors, the Chief Executive Officer shall) duly proceed to convene an extraordinary general meeting within sixty (60) days from the date of the deposit of the Special Meeting Request and an extraordinary general meeting shall be held no later than ninety (90) days of, the deposit of the Special Meeting Request.

17.9	Any Requisitioning Member may revoke its requisition by written revocation deposited at the Registered Office at any time prior to the extraordinary general meeting requisitioned. A Special Meeting Request shall be deemed revoked (and any extraordinary general meeting convened in response may be cancelled) if the Requisitioning Members and any beneficial owners on whose behalf they are acting (as applicable), do not continue to own at least the Requisite Percent at all times through the date of the applicable Member requisitioned extraordinary general meeting, and the requisitioning Members shall promptly notify the Company of any decrease in ownership of Shares that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requisitions from the Requisite Percent, the board of Directors shall have the discretion to determine whether or not to proceed with the extraordinary general meeting.

17.10	Business transacted at Member requisitioned extraordinary general meeting shall be limited to:

(a)	the business stated in the valid Special Meeting Request received from Members holding the Requisite Percent; and

(b)	any additional business that the board of Directors determines to include in the Company’s notice of meeting (or any supplement thereto).

17.11	For nominations of candidates for appointment as Director (“Director Nominations”) or other business to be properly requested to be brought (x) by a Member before an annual general meeting or (y) by Requisitioning Members before an extraordinary general meeting convened upon a Members’ requisition, the Member or Requisitioning Members must:

(a)	be Member(s) of the Company of record at the time of the giving of the notice for such general meeting;

(b)	be entitled to vote at such general meeting;

(c)	have given Timely Notice (as defined below) thereof in writing to any Director addressed to the Registered Office;

(d)	have provided any updates or supplements to such notice at the times and in the forms required by the Articles;

(e)	together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by the Articles; and

(f)	otherwise meet the requirements of these Articles including, as applicable, Regulation 17.15.

17.12	To be timely, a Member’s written notice in respect of an annual general meeting must be received at the Registered Office not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the one (1) year anniversary of the preceding year’s annual general meeting (which date shall, for purposes of the Company’s annual general meeting in the calendar year of the Business Combination Closing, be deemed to have occurred on 1 June 2024); provided, however, that in the event the annual general meeting is first convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual general meeting was held in the preceding year, notice by the Member to be timely must be received at the Registered Office not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual general meeting and not later than the close of business on tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”).

17.13	Any such Timely Notice must set forth, as to each matter the Member or the Requisitioning Members propose to bring before the general meeting:

(a)	as to each person whom the Member or Requisitioning Members propose to nominate for appointment as a Director:

(i)	the name, age, business address and residence address of the nominee;

(ii)	the principal occupation or employment of the nominee;

(iii)	the class and number of Shares or any other securities of the Company that are held of record or are beneficially owned by the nominee and of its affiliates and any derivative positions held or beneficially held by the nominee and of its affiliates;

(iv)	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee or any of its affiliates with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of any securities), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee or any of its affiliates;

(v)	a description of all agreements, arrangements or understandings between or among the Member or the Requisitioning Members, as applicable, or any of its or their affiliates and each nominee or any of its affiliates and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the Member or the Requisitioning Members or concerning the nominee’s potential service as a Director;

(vi)	a written statement executed by the nominee acknowledging that if elected as a Director the nominee will:

(A)	owe fiduciary duties under the Statute with respect to the Company and its Members; and

(B)	comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company applicable to Directors and in effect during such Person’s term in office as a director;

(vii)	all information relating to such nominee that is required to be disclosed in solicitations of proxies for appointment of Directors in an appointment contest or otherwise required, in each case pursuant to the Statute or other applicable law, rule or regulation (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if appointed);

(b)	as to any other business that the Member or the Requisitioning Members propose to bring before the general meeting, a description in reasonable detail of the business desired to be brought before the general meeting, the reasons for conducting such business at the general meeting, the text, if any, of any resolutions or Memorandum or Articles of Association amendment proposed for adoption, and any material interest in such business of each Proposing Person;

(c)	the name and address of the Member or Requisitioning Members giving the notice, as they appear in the Register of Members and the names and addresses of the other Proposing Persons (if any);

(d)	as to each Proposing Person:

(i)	such Proposing Person’s written consent to the public disclosure of information provided to the Company pursuant to this Regulation 17 and the following information:

(A)	the class or series and number of all Shares of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates, including any Shares of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future;

(B)	all Synthetic Equity Interests in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such Shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such Shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest;

(C)	any proxy, agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any Shares;

(D)	any rights to dividends or other Distributions on the Shares, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying Shares;

(E)	any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of Shares or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to, collectively, as “Material Ownership Interests”);

(F)	a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any Shares;

(G)	all information that would be required to be set forth in a Schedule 13D filed pursuant to the Exchange Act and Rule 13d-1(a) or an amendment pursuant to Rule 13d-2 if such a statement were required to be filed under the Exchange Act by such Proposing Person and/or any of its respective affiliates or associates;

(H)	any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business or nomination proposed to be brought before the meeting pursuant to the Statute, the Exchange Act or any other applicable laws, rules or regulations; and

(I)	(i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Person and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the general meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other Members (and beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and the class and number of Shares owned beneficially or of record by such other Member(s) or other beneficial owner(s);

(e)	a statement whether or not the Member or Requisitioning Members giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the Shares required under applicable law to approve the proposal or, in the case of a Director Nomination, at least the percentage of voting power of all of the Shares reasonably believed by such Proposing Person to be sufficient to appoint the nominee or nominees proposed to be nominated by such Member or Requisitioning Members (such statement, the “Solicitation Statement”); and

(f)	a supporting statement indicating the reasons for bringing such proposal.

17.14	A Member or Requisitioning Members providing Timely Notice of a Director Nomination or other business proposed to be brought before a general meeting shall further update and supplement such notice, if necessary, so that the information (including the Material Ownership Interests information) provided or required to be provided in such notice pursuant to the Articles shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such general meeting, and such update and supplement must be received by any Director at the Registered Office not later than the close of business on the fifth (5th) business day after the record date for the general meeting and not later than the close of business on the eighth (8th) business day prior to the date of the general meeting. If a Member or the Requisitioning Members do not comply with this Regulation 17 in providing notice of Director Nomination or other business proposed to be brought before a general meeting, such notice shall not be deemed to be Timely Notice.

17.15	Only such persons who are nominated for appointment as a Director in accordance with the provisions of the Articles shall be eligible for appointment and to serve as Directors once appointed in accordance with the Articles and only such other business shall be conducted at an general meeting as shall have been brought before the meeting in accordance with the provisions of the Articles. The Directors, a designated committee thereof or the chairperson of the board of Directors shall have the power to determine whether a Director Nomination or any other business proposed to be brought before the meeting was made in accordance with the provisions of the Articles. If no determination is made as to whether any Director Nomination or other proposal was made in accordance with the provisions of the Articles, the presiding person of the general meeting shall have the power and duty to determine whether the Director Nomination or other proposal was made in accordance with the provisions of the Articles. If a determination is made that any Director Nomination or other proposal was not made in accordance with the provisions of the Articles, such proposal or nomination shall be disregarded and shall not be presented for action (and no votes shall be counted with respect to such proposal or nomination) at the general meeting.

17.16	Except as otherwise required by applicable law, nothing in this Regulation 17 shall obligate the Company or the Directors to include in any proxy statement or other Member communication distributed on behalf of the Company or the Directors information with respect to any nominee for appointment of a Director or any other business submitted or proposed by a Member.

17.17	Notwithstanding the foregoing provisions of this Regulation 17, if the nominating or proposing Member or the Requisitioning Member(s) (or a qualified representative of the Member or the Requisitioning Members) do not appear at the general meeting to present a Director Nomination or any other business, such Director Nomination or other business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Regulation 17, to be considered a qualified representative of the proposing Member or Requisitioning Members, a person must be authorised by a written instrument executed by such Member or Requisitioning Members or an electronic transmission delivered by such Member or Requisitioning Members to act for such Member or Requisitioning Members as proxy at the meeting of Members and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding person at the general meeting.

17.18	For purposes of the Articles, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable international or national news service or in a document publicly filed by the Company with the SEC pursuant to section 13, 14 or 15(d) of the Exchange Act or the rules of the Recognised Exchange.

17.19	Notwithstanding the foregoing provisions of these Articles, a Member and the Requisitioning Members shall also comply with all applicable requirements of the Statute and all applicable laws, rules and regulations with respect to the matters set forth in the Articles.

17.20	Notwithstanding the foregoing provisions of these Articles, where EUR submits a Special Meeting Request or proposes business at a meeting, none of the requirements set forth in this Regulation 17 shall be applicable, and the only requirement that shall apply in relation to the content of such a Special Meeting Request or business shall be that the Special Meeting Request must be signed by or on behalf of EUR.

18	Notice of General Meetings

18.1	At least seven (7) clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five (95) per cent. in par value (if all the issued Shares have a par value), or otherwise by number of the Shares giving that right.

18.2	Notwithstanding any other provision of the Articles, the accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice, or the accidental failure to refer in any notice or other document to a meeting as an “annual general meeting” or “extraordinary general meeting”, as the case may be, shall not invalidate the proceedings of that general meeting.

19	Proceedings at General Meetings

19.1	No business shall be transacted at any general meeting unless a quorum is present one-third of the voting power of the Shares entitled to vote at such meeting, present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

19.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

19.3	At any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may not be consented to in writing and section 88 of the Statute shall not apply to the Company; provided, however, that at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, a Resolution of Members may be consented to and signed in writing by the holders of Shares having not less than an absolute majority (as such term is defined in Regulation 1.2(q) of the Articles).

19.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved. In any other case the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

19.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if they shall not be present within a reasonable period of time after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

19.6	If no Director is willing to act as chairperson or if no Director is present within a reasonable period of time after the time appointed for the meeting to commence, the meeting shall be presided over by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence, by an officer of the Company, and in the absence of all of the foregoing persons by any Company representative designated by a Director or officer of the Company. If none of the foregoing are present or wiling to act as chairperson, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

19.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

19.8	When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

19.9	A resolution put to the vote of the meeting shall be decided on a poll.

19.10	A declaration by the chairperson that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, and an entry to that effect in the minutes of the proceedings of the meeting, shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

19.11	In the case of an equality of votes the chairperson shall not be entitled to a second or casting vote.

19.12	All persons seeking to attend and participate in a meeting at a virtual place shall be responsible for maintaining adequate facilities to enable them to do so, and any inability of a person or persons to attend or participate in a meeting by way of digital or electronic communications equipment or software or other facilities shall not invalidate the proceedings of that meeting.

20	Votes of Members

20.1	Subject to any rights or restrictions attached to any Shares on a poll every Member present shall have one vote for every Share of which they are the holder.

20.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

20.3	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

20.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then due and payable by them in respect of Shares have been paid.

20.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Regulation shall be referred to the chairperson whose decision shall be final and conclusive.

20.6	On a poll votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

20.7	On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

20.8	In relation to deciding the outcome of a resolution put to the vote at a general meeting held wholly or partly by means of digital or electronic communications equipment or software or other facilities, the vote may be cast by such means as the board of Directors or failing that the chairperson of the meeting, in their sole discretion, deems appropriate for the purposes of the meeting.

21	Proxies

21.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

21.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

21.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

21.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

21.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

22	Corporate Members

22.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

22.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Regulation shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

23	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company (including Treasury Shares) shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

24	Directors

24.1	There total number of directors constituting the Board shall be determined from time to time by a Resolution of Directors. No increase or reduction in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

24.2	The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting following the Business Combination Closing, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting following the Business Combination and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting following the Business Combination Closing.

24.3	Commencing at the Company’s first annual general meeting following the Business Combination Closing, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed in accordance with Regulation 26 for a term of office to expire at the third succeeding annual general meeting after their appointment.

24.4	Except as the Statute may otherwise require, and subject to Regulation 27 and the Investors Agreement, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled, (a) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, by the vote of a majority of the remaining Directors then in office (notwithstanding that such majority may be less than a quorum required for a Resolution of Directors) or by a Resolution of Members (i) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, solely by the vote of a majority of the remaining Directors then in office (notwithstanding that such majority may be less than a quorum required for a Resolution of Directors). For the avoidance of doubt, any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause and unfilled vacancies resulting from increases or reductions in the number of Directors, may not be filled by a Resolution of Members at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares.

24.5	Subject to Regulation 27 all Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

24.6	No Director shall be permitted to appoint an alternate director pursuant to section 130 of the Statute.

25	Powers and Duties of Directors

25.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Resolution of Members, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

25.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

25.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

25.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

25.5	A Director, in exercising their powers or performing their duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

25.6	Section 175 of the Statute shall not apply to the Company.

26	Appointment and Removal of Directors Generally

26.1	The Company may by Resolution of Members, and in accordance with Regulations 17, 24 and 27, appoint any person properly nominated for election as a Director at any general meeting to appoint Directors of the Company.

26.2	Subject to Regulation 27, the Company may, by Resolution of Directors, appoint any person to be a Director either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed pursuant to the Articles as the maximum number of Directors.

26.3	The Company may by Resolution of Directors passed by all of the Directors (other than the Director who is the subject of such resolution) remove any Director for Cause (other than directors appointed pursuant to Regulation 27 (Appointment and Removal of Directors by EUR)). Any Director may be removed by the Members only as follows: (a) at any time when EUR does not beneficially own more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed only for Cause and only by a Resolution of Members passed by a supermajority, and (b) at any time when EUR beneficially owns more than fifty percent (50%) of the total voting power of the issued Shares, any Director may be removed by a Resolution of Members passed by an absolute majority. “Cause” for removal of a Director (other than a Director appointed pursuant to Regulation 27) shall be deemed to exist only if, as determined by the Board, (a) the Director whose removal is proposed has been convicted of an arrestable offence by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director, in each case at any time before the expiration of his or her term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

26.4	Sections 114(2) and 114(3) of the Statute shall not apply to the Company.

27	Appointment and Removal of Directors by EUR

27.1	It is acknowledged that the Company and EUR are parties to the Investors Agreement and for the purposes of providing EUR with the rights concerning the appointment and removal of Directors set out therein, EUR is conferred with the rights set out in this Regulation which rights are to be exercised in conformity with the terms of the Investors Agreement.

27.2	For so long as EUR holds the EUR Top Ownership Threshold, EUR shall be entitled to:

(a)	appoint from time to time the lower of:

(i)	a majority of all members of the board of Directors; and

(ii)	four (4) members of the board of Directors, provided that at least two (2) such members of the board of Directors must satisfy the independence requirements of Company’s principal stock exchange and be eligible to serve on the Audit Committee, but no such member of the Board shall be required to satisfy the diversity requirements of Company’s principal stock exchange;

(b)	remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)	appoint (subject to the same requirements as identified in Regulation 27.2(a) above) and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.3	For so long as EUR holds the EUR Middle Ownership Threshold EUR shall be entitled to:

(a)	appoint from time to time two (2) members of the board of Directors, with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

(b)	remove from time to time any member or members of the board of Directors appointed by EUR; and

(c)	appoint and remove any replacement members of the board of Directors appointed by EUR from time to time.

27.4	For so long as EUR holds the EUR Low Ownership Threshold EUR shall be entitled to:

(a)	appoint from time to time one (1) member of the board of Directors with no requirement that any such member of the board of Directors must satisfy the independence requirements of the Company’s principal stock exchange or be eligible to serve on the Audit Committee or satisfy the diversity requirements of Company’s principal stock exchange;

(b)	remove from time to time any member of the board of Directors appointed by EUR; and

(c)	appoint and remove any replacement member of the board of Directors appointed by EUR from time to time.

27.5	EUR may exercise EUR’s rights set forth in Regulations 27.2, 27.3 and 27.4 by giving a notice in writing to the Company (an “EUR Director Change Notice”) setting out the manner in which the EUR is exercising the rights conferred under Regulations 27.2, 27.3 and 27.4 (as applicable). Unless provided otherwise in the EUR Director Change Notice, the appointment and/or removal of an EUR Director shall take effect from the date that the EUR Director Change Notice is received by the Company.

27.6	For so long as EUR holds at least the EUR Low Ownership Threshold, this Regulation 27 may only be amended or repealed (in whole or in part) with the prior written consent of EUR.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director dies; or

(c)	a court of competent jurisdiction has determined in a final non-appealable order that such Director is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; or

(d)	the Director becomes disqualified to act as a Director under section 111 of the Statute.

29	Proceedings of Directors

29.1	The quorum for the transaction of the business of the Directors shall be a majority of the total number of Directors.

29.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a Resolution of Directors.

29.3	A person may participate in a meeting of the Directors or a meeting of any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting.

29.4	A Resolution of Directors in writing (in one or more counterparts) signed by all of the Directors or all of the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

29.5	A Director may call a meeting of the Directors by at least two (2) days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

29.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

29.7	The Directors may elect a chairperson of their board; provided that, for so long as EUR satisfies any of the EUR Top Ownership Threshold, the EUR Middle Ownership Threshold EUR or the EUR Low Ownership Threshold, the EUR Director(s) shall be entitled to elect the chairperson of the board. If no such chairperson is elected, or if at any meeting the chairperson is not present within a reasonable period of time after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

29.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the notice of the meeting, appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly noticed, appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

31	Directors’ Interests

31.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

31.2	A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

31.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

31.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them prior to its consideration and any vote thereon in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

31.5	Any notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be deemed a general notice of such interest for the purposes of the Statute and be sufficient disclosure for the purposes of voting on a Resolution of Directors in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give a general or special notice relating to any particular transaction.

31.6	Notwithstanding the foregoing, prior to the taking of any of the foregoing actions or any other action that could affect the independence of a Director under applicable law, the Director shall notify the Company a reasonable period of time in advance of any such action, in order to allow time for consideration of its effect on director independence, Company disclosure and any other relevant considerations under applicable law.

32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

33	Delegation of Directors’ Powers

33.1	Subject to the Statute, the Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.2	Subject to the Statute, the Directors may establish any committees, local boards or agencies or appoint any person (including any officer or officers of the Company) to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

33.3	The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of any Recognised Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law.

33.4	Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Recognised Exchange (after giving effect to any applicable exemptions and phase-in of the accommodations).

33.5	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

33.6	Subject to the Statute, the Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

33.7	The Directors may appoint such officers of the Company (including any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an officer of the Company may be removed by Resolution of Directors. An officer of the Company may vacate their office at any time if they give notice in writing to the Company that they resign their office.

34	Remuneration of Directors

34.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors or a committee designated by the Board shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred or sustained by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

34.2	The Directors may by Resolution of Directors approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond their ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

35	Seal

35.1	The Company shall have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

35.2	The Company may have for use in any place or places outside the British Virgin Islands a duplicate Seal or Seals each of which shall be a facsimile of the Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

35.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over that Director’s signature alone to any document of the Company required to be authenticated by them under seal or to be filed wheresoever.

36	Dividends, Distributions and Reserve

36.1	Subject to the Statute and this Regulation and except as otherwise provided by the rights attached to any Shares, the Directors may resolve by Resolution of Directors to pay Distributions on Shares in issue and authorise payment of the Distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the Resolution of Directors pursuant to which the Directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No Distribution shall be authorised if such Distribution would cause the Company or its Directors to be in breach of the Statute.

36.2	The Directors may deduct from any Distribution payable to any Member all sums of money (if any) payable by them to the Company on account of calls or otherwise.

36.3	The Directors may resolve by Resolution of Directors that any Distribution or redemption be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

36.4	Except as otherwise provided by the rights attached to any Shares, Distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

36.5	The Directors may, before resolving to pay any Distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

36.6	Any Distribution, redemption payment, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, other Distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

36.7	No Distribution or redemption payment shall bear interest against the Company.

36.8	Any Distribution or redemption payment which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or other Distribution shall remain as a debt due to the Member. Any Distribution or redemption payment which remains unclaimed after a period of six (6) years from the date on which such Distribution or redemption payment becomes payable shall be forfeited and shall revert to the Company.

37	Books of Account

37.1	The Directors shall cause proper books of account (including, where applicable, underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company, in accordance with the Statute.

37.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

37.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

38	Audit

38.1	The Directors shall appoint an Auditor of the Company who shall hold office on such terms as the Directors determine in accordance with applicable law.

38.2	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

38.3	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors (or Audit Committee) shall fill the vacancy and determine the remuneration of such Auditor.

38.4	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

39	Notices

39.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail. Notice may also be served by Electronic Communication in accordance with the rules of any Recognised Exchange or submitted to the SEC through its Electronic Data Gathering, Analysis and Retrieval system or by placing such notice on the Company’s website.

39.2	Where a notice is sent by:

(a)	courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third (3rd) day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth (5th) day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted;

(c)	fax or other similar electronic means service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	email service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient;

(e)	submission to the SEC through its Electronic Data Gathering, Analysis and Retrieval system; service of the notice shall be deemed to have been effected one hour after the notice or document was submitted; or

(f)	placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

39.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

39.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

39.5	Where a law or the Articles requires information to be delivered or sent to, or to be served on, a person, section 10(1) of the Electronic Transactions Act shall be varied such that: (i) the originator of any electronic communication shall not be required to state that the receipt of the electronic communication is to be acknowledged; and (ii) unless the originator expressly requires an acknowledgment of receipt, the addressee shall not be required to acknowledge receipt.

40	Winding Up

40.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, each Share will rank pari passu with each other Share in relation to the distribution of surplus assets on a winding up.

40.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and subject to contrary direction by Resolution of Members, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, subject to contrary direction by Resolution of Members, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, subject to contrary direction by Resolution of Members, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

41	Indemnity and Insurance

41.1	Subject to the Statute, every Director and officer of the Company (which for the avoidance of doubt, shall not include Auditors), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company to the fullest extent permissible under the Statue and the laws of the British Virgin Islands against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Regulation unless or until a court of competent jurisdiction shall have made a finding to that effect.

41.2	Subject to the Statute, the Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Regulation. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

41.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

42	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 30th June in each year and, following the year of incorporation, shall begin on 1st July in each year.

43	Transfer by Way of Continuation

The Company shall, subject to the provisions of the Statute, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the British Virgin Islands and to be deregistered in the British Virgin Islands.

44	Mergers and Consolidations

The Company shall, subject to the provisions of the Statute, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

45	Corporate Opportunity

The Directors who are not employees of the Company, EUR and any EUR Director (each a “Specified Party”) have participated (directly or indirectly) in and may, and shall have no duty not to, continue to (A) participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description (“Other Investments”) and (B) have interests in, participate with and aid, and maintain seats on the boards of directors or similar governing bodies of, Other Investments, in each case that may, are or will be competitive with the business of the Company and its subsidiaries or in the same or similar lines of business as the Company and its subsidiaries, or that could be suitable for the Company or its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any such Other Investment or any business opportunities for such Other Investments that are from time to time presented to any Specified Party or are business opportunities in which a Specified Party participates or desires to participate, even if the Other Investment or business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer any such Other Investment or business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any Member, including for breach of any fiduciary or other duty, by reason of the fact that such Specified Party (i) participates in any such Other Investment or pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such Other Investment or business opportunity, or information regarding any such Other Investment or business opportunity, to the Company or its subsidiaries, unless such business opportunity is expressly offered to such Specified Party in writing solely in his or her capacity as a Director and not in any other capacity. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Regulation to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by applicable law, the provisions of this Regulation apply equally to activities conducted after the date that the Memorandum and these Articles were first amended and restated and that have been conducted prior to the date on which the Memorandum and these Articles were first amended and restated.

46	Exclusive Forum

46.1	To the fullest extent permitted by applicable law:

(a)	unless the Company consents in writing to the selection of an alternative forum (and a decision by the Company to provide such a consent in writing shall require prior approval of the Directors pursuant to a Resolution of Directors) each party shall be deemed to have agreed that the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all Disputes and for such purposes the Company and the Members shall be deemed to have irrevocably submitted to the jurisdiction of such courts; and

(b)	each party shall be deemed to have irrevocably waived any objection which any of them might at any time have to the courts of the British Virgin Islands being selected as the forum to hear and determine any such Dispute and shall be deemed to have undertaken and agreed not to claim any such court is not a convenient or appropriate forum.

46.2	Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this Regulation 46.2 shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

46.3	Each person who is or who at any time becomes a Member or otherwise acquires any interest in Shares shall be deemed to have notice of, and to have consented to, the provisions of this Regulation 46.

46.4	For the purposes of this Regulation 46:

(a)	“Dispute” means:

(i)	any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Memorandum and/or these Articles, including, without limitation, claims for set-off and counterclaims and any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with:

(A)	the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, the Memorandum and/or these Articles; and/or

(B)	any non-contractual obligations arising out of or in connection with the Memorandum and/or these Articles; and/or

(ii)	any dispute, suit, action (including, without limitation, any derivative action or proceeding brought on behalf or in the name of the Company or any application for permission to bring a derivative action), proceedings, controversy or claim of any kind relating or connected to the Company, the Board, the Company’s officers, the Company’s management or the Members arising out of or in connection with the Statute, the Insolvency Act, any other legislation or common law of the British Virgin Islands affecting any relationship between the Company, its Members and/or its Directors and officers (or any of them) or any rights and duties established thereby (including, without limitation, Division 3 of Part VI and Part XI of the Statute and section 162(1)(b) of the Insolvency Act, and any fiduciary or other duties owed by any Director, officer of the Company or Member to the Company or the Members); and

(b)	“party” means:

(i)	the Company;

(ii)	each Member;

(iii)	each former Member (with the intention and effect that each former Member shall continue to be bound by this Regulation 46 notwithstanding that such former Member has transferred all its Shares or otherwise ceased to be a Member);

(iv)	each Director and officer of the Company;

(v)	each former Director and officer (with the intention and effect that each former Director and officer shall continue to be bound by this Regulation 46 notwithstanding that such former Director or officer has ceased to be a Director or officer); and

(vi)	any successor, assignee or other person claiming through a person referred to in (i), (ii), (iii), (iv) or (v) above.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of October 2022.

Incorporator

Sgd. Conitta Francis

Conitta Francis

Authorised Signatory

Maples Corporate Services (BVI) Limited